Exhibit 99

News Release

AAR Appoints Timothy J. Romenesko as Vice Chairman and Chief Financial Officer

WOOD DALE, Ill., July 13, 2016 /PRNewswire/ — AAR CORP. (NYSE: AIR), a leading aviation aftermarket solutions company that serves commercial and government customers worldwide, today announced that Timothy J. Romenesko has been appointed to serve as the Company’s Vice Chairman and Chief Financial Officer, effective August 1, 2016. Romenesko will replace Michael J. Sharp, who is retiring from AAR after 20 years with the Company.

Romenesko, 59, is a 35-year veteran of the Company and currently serves as its Vice Chairman and Chief Operating Officer, Expeditionary Services. He previously served as President and Chief Operating Officer from 2007 to 2015. Before that he was Chief Financial Officer of the Company from 1994 to 2007. Romenesko joined AAR in 1981 and worked in financial roles at both AAR’s business units and corporate.

“I am pleased to announce that Tim Romenesko will serve once again as AAR’s CFO,” said David P. Storch, Chairman of the Board, President and Chief Executive Officer of AAR. “Tim’s experience and knowledge of AAR make him the right person to drive efficiencies and improve return on capital throughout the Company. He will also continue his role of focusing on strategic growth and ensuring an environment of strong compliance and control.’

Storch added, “We are grateful to Mike for his service to the Company and wish him the best in his future endeavors.”

About AAR

AAR is a global aftermarket solutions company that employs more than 4,500 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. More information can be found at www.aarcorp.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2016. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.